Exhibit 99.2

CapitalSource Inc. Prices $300 Million Senior Convertible Debentures Offering

CHEVY CHASE, MD (July 1, 2004) — CapitalSource Inc. (NYSE: CSE) announced today the pricing of its offering of $300 million principal amount of 3.50% Senior Convertible Debentures due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the debentures is expected to close on July 7, 2004, subject to certain conditions.

The debentures will be initially convertible, subject to certain conditions, into shares of CapitalSource’s common stock at a conversion rate of 31.4614 shares of common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $31.78 per share. The initial conversion price represents a premium of approximately 30.0% to the closing price of CapitalSource’s common stock on June 30, 2004, which was $24.45 per share. The debentures will be unsecured and will be fully and unconditionally guaranteed as to payment by CapitalSource Holdings LLC and CapitalSource Finance LLC, two wholly owned subsidiaries of CapitalSource.

CapitalSource has granted the initial purchasers an option to purchase up to an additional $30 million principal amount of senior convertible debentures.

The debentures will be redeemable at CapitalSource’s option beginning July 15, 2011 at a redemption price of 100% of their principal amount. Holders of the debentures will have the right to require CapitalSource to repurchase some or all of their debentures on July 15, 2011, July 15, 2014, July 15, 2019, July 15, 2024 and July 15, 2029 and upon certain events constituting a fundamental change.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not CapitalSource will consummate the offering. For a detailed discussion of these and other cautionary statements, please refer to CapitalSource’s most recent filings with the Securities and Exchange Commission. CapitalSource does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $4.6 billion in loan commitments as of May 31, 2004.